Exhibit 6(ii)

Location: BATON ROUGE, LA       Entity No.: Unit No.: 11730


                        VILLAGER FRANCHISE SYSTEMS, INC.
                               FRANCHISE AGREEMENT


         THIS FRANCHISE AGREEMENT ("Agreement"), dated July 9, 1999 is between VILLAGER FRANCHISE SYSTEMS, INC., a Delaware corporation("we", "our" or "us"), and, GOLDEN OPPORTUNITY DEVELOPMENT, a corporation ("you"). The definitions of capitalized terms are found in Appendix A. In consideration of the following mutual promises, the parties agree as follows:

1. License. We have the exclusive right to license and franchise to you the distinctive "Villager Lodge" System for providing economy, extended stay lodging services. We grant to you and you accept the License, effective and commencing on the Opening Date and ending on the earliest to occur of the Term's expiration or a Termination. The License is effective only at the Location and may not be transferred or relocated. You will call the Facility a "Villager Lodge." You may adopt additional or secondary designations for the Facility with our prior written consent, which we may withhold, condition, or withdraw on written notice in our sole discretion.

2. Protected Territory. We will not own, operate, lease, manage, or license anyone but you to operate a Chain Facility of the same name (Villager Lodge) in the "Protected Territory", defined in Appendix A, while this Agreement is in effect. We may own, operate, lease, manage, franchise or license anyone to operate any Chain Facility located anywhere outside the Protected Territory without any restriction or obligation to you. We may grant protected Territories for other Chain Facilities that overlap your Protected Territory. You will use any information obtained through the Reservation System to refer guests, directly or indirectly, only to Chain Facilities. This Section does not apply to any Chain Facility located in the Protected Territory on the Effective Date, which we may renew, relicense, allow to expand, or replace with a replacement Facility located within the same trading area having not more than 120% of the guest rooms of the replaced Chain Facility if its franchise with us terminated or is not renewed. The Protected Territory fairly represents the Facility's trading area, and you acknowledge that. There are no express or implied territorial rights or agreements between the parties except as stated in this Section. The covenants in this Section are mutually dependent; if you breach this Section, your Protected Territory will be the Location only.

3. Your Improvement and Operating Obligations. Your obligations to improve, operate and maintain the Facility are:

3.1 Improvements. You must select and acquire the Location and acquire, equip and supply the Facility in accordance with System Standards. You must provide us


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with proof that you own or lease the Facility before or within 30 days after the
Effective  Date. You must begin  renovation of the Facility no later than thirty
(30) days after the Effective Date. The deadline for completing the pre-opening phase of conversion and renovation, when the Facility must attain a satisfactory preopening score under our quality assurance inspection system and be ready to open for business under the System, is ninety (90) days after the Effective Date. All renovations will comply with System Standards, the Approved Plans and any Punch List attached to this Agreement. Your general contractor or you must carry the insurance required under this Agreement during renovation. You must complete the pre-opening renovation specified on the Punch List and the Facility must pass its pre-opening quality assurance inspection before we consider the Facility to be ready to open under the System. You must continue renovation and improvement of the Facility after the Opening Date as the Punch List requires so that the Facility attains a satisfactory score on its post-opening quality assurance inspection given within nine (9) months after the Opening Date. We may, in our sole discretion, terminate this Agreement by giving written notice to you (subject to applicable law) if (1) you do not commence or complete the pre-opening or post- opening improvements of the Facility by the dates specified in this Section, or (2) you prematurely identify the Facility as a Chain Facility or begin operation under the System name described in Schedule B in violation of Section 3.3 and you fail to either complete the pre-opening Improvement Obligation or cease operating and/or identifying the Facility under the Marks and System within five days after we send you written notice of default. Time is of the essence for the Improvement Obligation. We may, however, in our sole discretion, grant one or more extensions of time to perform any phase of the Improvement Obligation. You will pay us a non-refundable extension fee of $1.50 per room for each day of any extension of the deadline for completing pre-opening improvements. This fee will be payable to us after each 30 days of the extension. You will pay us the balance of the extension fee outstanding when the Facility opens under the System 10 days after the Opening Date. The grant of an extension will not waive any other default existing at the time the extension is granted.

3.2 Improvement Plans. You will create plans and specifications for the work described in Section 3.1 (based upon the System Standards and this Agreement) if we so request and submit them for our approval before starting improvement of the Location. We will not unreasonably withhold or delay our approval, which is intended only to test compliance with System Standards, and not to detect errors or omissions in the work of your architects, engineers, contractors or the like. Our review does not cover technical, architectural or engineering factors, or compliance with federal, state or local laws, regulations or code requirements. We will not be liable to your lenders, contractors, employees, guests, others, or you on account of our review or approval of your plans, drawings or specifications, or our inspection of the Facility before, during or after renovation or construction. Any material variation from the Approved Plans requires our prior written approval. You will promptly provide us with copies of permits, job progress reports, and other information as we may reasonably request. We may inspect the work while in progress without prior notice.

3.3 Pre-Opening. You may identify the Facility as a Chain Facility prior to the Opening Date, or commence operation of the Facility under a Mark and using the System, only after first obtaining our approval or as permitted under and strictly in accordance with the System Standards Manual. If you identify the


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Facility as a Chain  Facility or operate  the  Facility  under a Mark before the
Opening Date without our express written consent, then in addition to our remedies under Sections 3.1 and 1 1.2, you will begin paying the Royalty to us, as specified in Section 7. 1, from the date you identify or operate the Facility using the Mark. We may delay the Opening Date until you pay the Royalty accruing under this Section.

3.4 Operation. You will operate and maintain the Facility continuously after the Opening Date on a year-round basis as required by System Standards and offer extended stay lodging and other services of the Facility (including those specified on Schedule B) to the public in compliance with the law and System Standards. You will keep the Facility in a clean, neat, and sanitary condition. You will clean, repair, replace, renovate, refurbish, paint, and redecorate the Facility and its FF&E as and when needed to comply with System Standards. The Facility will accept payment from guests by all credit and debit cards we designate in the System Standards Manual. You may add to or discontinue the amenities, services and facilities described in Schedule B, or lease or subcontract any service or portion of the Facility, only with our prior written consent which we will not unreasonably withhold or delay. Your front desk operation, telephone system, parking lot, swimming pool and other guest service facilities may not be shared with or used by guests of another lodging or housing facility.

3.5 Training. The Facility's general manager will attend the training program described in Section

4.1. You will train or cause the training of all Facility personnel as and when required by System Standards and this Agreement. You will pay for all tuition, travel, lodging, meals and compensation expenses of the people you send for training programs, other reasonable charges we may impose for training under
Section 4. 1, and all travel, lodging, meal and facility and equipment rental expenses of our representatives for training provided at the Facility.

3.6 Marketing. (a) You will participate in System marketing programs, including the Directory and the Reservation System. You will obtain and maintain the computer and communications service and equipment we specify to participate in the Reservation System. You will comply with our rules and standards for participation, and will honor reservations and commitments to guests and travel industry participants. You may implement, at your option and expense, your own local advertising. Your advertising materials must use the Marks correctly, and must comply with System Standards or be approved in writing by us prior to publication. You will stop using any non-conforming, out-dated or misleading advertising materials if we so request.

         (b) You must place daily classified advertisements, meeting System Standards, in the largest circulation daily newspaper serving the hotel trading area for your Facility. You must perform all other advertising and marketing activities that we require on a Chain-wide basis.

3.7 Governmental Matters. You will obtain as and when needed all governmental permits, licenses and consents required by law to construct, acquire, renovate, operate and maintain the Facility and to offer all services you advertise or promote. You will pay when due or properly contest all federal, state and local payroll, withholding, unemployment, beverage, permit, license, property, ad valorem and other taxes, assessments, fees, charges, penalties and interest, and will file when due all governmental returns, notices and other filings.

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3.8  Inspections  and  Audits.  You will permit our  representatives  to perform quality assurance inspections of the Facility and audit your financial and operating books and records (including tax returns) particularly those relating to the Facility and any related business, with or without prior notice of the inspection or audit. The inspections and audits will commence during normal business hours, although we may observe Facility operation and accounting activity at any time. You, the Facility staff and your other agents and employees will cooperate with our inspectors and auditors in the performance of their duties. You will pay us any underpayment of, and we will pay you or credit your Recurring Fee account for any overpayment of, Recurring Fees discovered by the audit. If the Facility does not pass an inspection, you refuse to cooperate with our inspectors or our auditors when they arrive for an audit at a time scheduled at least 3 business days in advance or the audit reveals that you paid us less than 97% of the correct amount of Recurring Fees for a fiscal year or longer, you will pay us the Audit Fee described in Section 4.8, or the reasonable costs of travel, lodging and meal expenses for reinspection and any reinspection fee we may impose. We may publish or disclose the results of quality assurance inspections.

3.9 Reports and Accounting. You will prepare and submit timely monthly reports containing the information we require about the Facility's performance during the preceding month. You will prepare and submit other reports and information about the Facility as we may reasonably request from time to time or in the System Standards Manual. You will prepare and maintain any reports required under the System Standards Manual in the Facility's property management or reservation computer system, including the name and address of Facility guests, if collected, and send them to us or allow us to access them by means of a telephone datalink. You will allow us access to the reports and data stored on the Facility's property management or reservation computer system via telephone, provided that we will not unreasonably interfere with normal functioning of the property management or reservation computer system. You will maintain accounting books and records in accordance with generally accepted accounting principles and the American Hotel & Motel Association Uniform System of Accounts for Hotels, as amended, subject to this Agreement and other reasonable accounting standards we may specify from time to time. You will prepare and submit to us if we so request your annual and semi-annual financial statements. We do not require that your financial statements be independently audited, but you will send us a copy of your audited statements if you have them audited and we ask for them.

3.10 Insurance. You will obtain and maintain during the Term of this Agreement the insurance coverage required under the System Standards Manual from insurers meeting the standards established in the Manual. Unless we instruct you otherwise, your liability insurance policies will name Villager Franchise Systems, Inc., Cendant Finance Holding Corporation and Cendant Corporation, their successors and assigns as additional insureds.

3.11    Conferences.  You or your representative will attend each annual Chain

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conference and pay the Conference Fee we set for the Chain  franchisees,  if and when we determine to hold an annual Chain conference. The Fee will be the same for all Chain Facilities that we license in the United States. You will receive reasonable notice of a Chain conference.

3.12 Purchasing. You will purchase or obtain certain items we designate as proprietary or that bear Marks, such as signage, only from suppliers we approve. You may purchase any other items for the Facility from any competent source you select, so long as the items meet or exceed System Standards.

3.13 Good Will. You will use reasonable efforts to protect, maintain and promote the name "Villager Lodge" and its distinguishing characteristics, and the other Marks. You will not permit or allow your officers, directors, principals, employees, representatives, or guests of the Facility to engage in, conduct which is unlawful or damaging to the good will or public image of the Chain or System. You will participate in Chain-wide guest service and satisfaction guaranty programs we require in good faith for all Chain Facilities. You will follow System Standards for identification of the Facility and for you to avoid confusion on the part of guests, creditors, lenders, investors and the public as to your ownership and operation of the Facility, and the identity of your owners.

3.14 Facility Modifications. You may materially modify, diminish or expand the Facility (or change its interior design, layout, FF&E, or facilities) only after you receive our prior written consent, which we will not unreasonably withhold or delay. You will pay our Rooms Addition Fee then in effect for each guest room you add to the Facility. If we so request, you will obtain our prior written approval of the plans and specifications for any material modification, which we will not unreasonably withhold or delay. You will not open to the public any material modification until we inspect it for compliance with the Approved Plans and System Standards.

3.15 Courtesy Lodging. You will provide lodging at the "Employee Rate" established in the System Standards Manual from time to time (but only to the extent that adequate room vacancies exist) to our representatives traveling on business, but not more than three standard guest rooms at the same time.

3.16 Minor Renovations. Beginning three years after the Opening Date, we may issue a "Minor Renovation Notice" to you that will specify reasonable Facility upgrading and renovation requirements (a "Minor Renovation") to be commenced no sooner than 60 days after the notice is issued, having an aggregate cost for labor, FF&E and materials estimated by us to be not more than the Minor Renovation Ceiling Amount. You will perform the Minor Renovations as and when the Minor Renovation Notice requires. We will not issue a Minor Renovation Notice within three years after the date of a prior Minor Renovation Notice, or if the three most recent quality assurance inspection scores of the Facility averaged at least 425 points or equivalent and the most recent quality assurance inspection score for the Facility was at least 400 points or equivalent when the Facility is otherwise eligible for a Minor Renovation.

4. Our Operating and Service Obligations. We will provide you with the following services and assistance:

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4.1     Training.

4.1.1 Management Training. Between 30 days prior to the projected Opening Date and 120 days afterwards, we will offer at a location in the United States we designate and your general manager must complete a training program to our satisfaction. The training program will not exceed ten days in duration and will cover such topics as System Standards, services available from us, and operating a Chain Facility. Any replacement or supplemental general manager of the Facility must complete the management training program to our satisfaction within 120 days after assuming his responsibilities. Attendance is optional for other members of your staff. We charge you tuition of $250 for each trainee. You must also pay for your trainee's travel, lodging, meals, incidental expenses, compensation and benefits.

4.1.2 New Property On-Site Training. We will provide at the Facility a "New Property On-Site Training Program" (at our discretion as to length and scheduling) to assist you in opening the Facility. There is no tuition for the Program. However, we reserve the right to charge you for the reasonable expenses for travel, room, board and other out-of-pocket costs of our representatives.

4.1.3 Recurrent Training. We may provide additional training for you and the Facility's general manager if we determine that additional mandatory training for franchisees and general managers is necessary in the future. Training will be held in our corporate office or other locations. You will pay for your representative's travel, lodging, meals, incidental expenses, compensation and benefits for this training directly or through an ancillary services fee to us.

4.1.4 Supplemental Training. We may offer mandatory or optional training programs without charge or for tuition. We may offer or sell to you video tapes, computer discs or other training aids and materials, or require you to buy them at reasonable prices.

4.1.5 A portion of the Advertising and Reservation Fee proceeds, determined in our sole discretion, will be allocated to our training activities and related direct and indirect overhead expenses.

4.2 Reservation System. We will operate and maintain (directly or by subcontracting with an affiliate or one or more third parties) a computerized Reservation System or such technological substitute(s) as we determine, in our discretion. The Facility will participate in the Reservation System, commencing with the Opening Date for the balance of the Term. We have the right to provide reservation services to lodging facilities other than Chain Facilities or to other parties. We will not offer callers to our general consumer toll free reservation telephone number in the United States the opportunity to make reservations for other lodging chains.

4.3   Marketing.

4.3.1 We will use Marketing Fees as specified in Schedule C, allocated in our discretion, to promote public awareness and usage of Chain Facilities by implementing advertising, promotion, publicity, market research and other

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marketing  programs,  for  training  programs  and related  activities,  for the production and distribution of Chain publications and directories of hotels, and for the acquisition, development, support, equipping, maintenance, improvement and operation of the Reservation System. We will determine in our discretion:
(i) The nature and type of media placement; (ii) The allocation (if any) among international, national, regional and local markets; and (iii) The nature and type of advertising copy, other materials and programs. We or an affiliate may be reimbursed from Marketing Fees for the reasonable direct and indirect costs, overhead or other expenses of providing marketing services. We are not obligated to supplement the Marketing Fees or to advance funds to pay for System marketing activities. We do not promise that the Facility or you will benefit directly or proportionately from System marketing activities.

4.3.2 We may, at our discretion, implement special international, national, regional or local promotional programs (which may or may not include the Facility) and may make available to you (to use at your option) media advertising copy and other marketing materials for prices which reasonably cover the materials' direct and indirect costs.

4.3.3 We will use the System Assessment Fees to publish the Chain Directory. We will include the Facility in the Chain Directory after it opens if you submit the information we request on time, and you are not in default under this Agreement at the time we must arrange for publication. We will supply Directories to you for display at locations specified in the System Standards Manual or policy statements. We may assess you a reasonable charge for the direct and indirect expenses (including overhead) of producing and delivering the Directories.

4.4 Purchasing. We may offer optional assistance to you with purchasing items used at or in the Facility. Our affiliates may offer this service on our behalf We may restrict the vendors authorized to sell proprietary or Mark-bearing items in order to control quality, provide for consistent service or obtain volume discounts. We will maintain and provide to you lists of suppliers approved to furnish Mark-bearing items, or whose products conform to System Standards.

4.5 The System. We will control and establish requirements for all aspects of the System. We may, in our discretion, change, delete from or add to the System, including any of the Marks or System Standards, in response to changing market conditions. We may, in our discretion, permit deviations from System Standards, based on local conditions and our assessment of the circumstances.

4.6 Consultations and Standards Compliance. We will assist you to understand your obligations under System Standards by telephone, mail, during quality assurance inspections, through the System Standards Manual, at training sessions and during conferences and meetings we conduct. We will provide telephone and mail consultation on Facility operation and marketing through our representatives.

4.7 System Standards Manual and Other Publications. We will specify System Standards in the System Standards Manual, policy statements or other publications. We will lend you one copy of the System Standards Manual promptly

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after we sign this  Agreement.  We will  send you any  System  Standards  Manual revisions and/or supplements as and when issued. We will send you all other publications for Chain franchisees and all separate policy statements in effect from time to time.

4.8 Inspections and Audits. We have the unlimited right to conduct unannounced quality assurance inspections of the Facility and its operations, records and Mark usage to test the Facility's compliance with System Standards and this Agreement, and the audits described in Section 3.8. We have the unlimited right to reinspect if the Facility does not achieve the score required on an inspection. We may impose a reinspection fee and will charge you for our costs as provided in Section 3.8. You will pay us an "Audit Fee" of $300.00 when we invoice you for an Audit Fee under Section 3.8. We may increase the Audit Fee on a Chain-wide basis to cover any increases in our audit costs to not more than $500.00, effective any time after December 31, 2005. Our inspections are solely for the purposes of checking compliance with System Standards.

5. Term. The Tenn begins on the Effective Date and expires on the day prior to the fifteenth anniversary of the Opening Date. Some of your duties and obligations will survive termination or expiration of this Agreement. You will execute and deliver to us with this Agreement a notarized Declaration of Franchise Agreement in recordable form. We will countersign and return one copy of the Declaration to you. We may, at our option, record the Declaration in the real property records of the county where the Facility is located. The Declaration will be released at your request and expense when this Agreement terminates or expires and you perform your post-termination obligations.
NEITHER PARTY HAS RENEWAL RIGHTS OR OPTIONS.

6. Application and Initial Fees. We should receive from you a non-refundable Application Fee of $1,000.00 which will be credited towards the Initial Fee. You will pay us a non-refundable Initial Fee in the amount of $10,200.00; $5,100.00 when you sign this Agreement and $5,100.00 as per the Initial Fee Note attached hereto, which is fully earned when we sign this Agreement.

7.       Recurring Fees, Taxes and Interest.

7.1 You will pay us certain "Recurring Fees" payable in U.S. dollars (or such other currency as we may direct if the Facility is outside the United States) ten days after the month in which they accrue, without billing or demand. Recurring Fees include the following:

7.1.1 A "Royalty" equal to five percent (5%) of Gross Room Revenues of the Facility accruing during the calendar month, accrues from the earlier of the Opening Date or the date you identify the Facility as a Chain Facility or operate it under a Mark until the end of the Term.

7.1.2 A System Assessment Fee" comprised of the Marketing Fee and the Reservation Fee, as stated in Schedule C, accrues from the Opening Date until the end of the Term, including during suspension periods. After 60 days written notice, we may change either or both of the components of the System Assessment Fee to cover costs as described in Schedule C or to cover the cost of additional services or programs for Chain Facilities. At our option, you will also pay or reimburse us for travel and other agent commissions paid for certain reservations at the Facility and a " GDS Fee" levied to pay for reservations for the Facility originated or

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processed  through  the  Global  Distribution  System,  the  Internet  and other reservation systems and networks. We may charge a reasonable service fee for this service.

7.2 You will pay to us "Taxes" equal to any federal, state or local sales, gross receipts, use, value added, excise or similar taxes assessed against us on the Recurring Fees by the jurisdictions where the Facility is located, but not including any income tax, franchise or other tax for the privilege of doing business by us in your State. You will pay Taxes to us when due.

7.3 " Interest" is payable when you receive our invoice on any past due amount payable to us under this Agreement at the rate of 1.5% per month or the maximum rate permitted by applicable law, whichever is less, accruing from the due date until the amount is paid.

7.4 Your transferee or you will pay us a "Relicense Fee" equal to the Initial Fee we would then charge a new franchisee for the Facility if a Transfer occurs.

8.      Indemnifications.

8.1 Independent of your obligation to procure and maintain insurance, you will indemnify, defend and hold the Indemnitees harmless, to the fullest extent permitted by law, from and against all Losses and Expenses, incurred by any Indemnitee for any investigation, claim, action, suit, demand, administrative or alternative dispute resolution proceeding, relating to or arising out of any transaction, occurrence or service at, or involving the operation of, the Facility, any breach or violation of any contract or any law, regulation or ruling by, or any act, error or omission (active or passive) of, you, any party associated or affiliated with you or any of the owners, officers, directors, employees, agents or contractors of you or your affiliates, including when you are alleged or held to be the actual, apparent or ostensible agent of the Indemnitee, or the active or passive negligence of any Indemnitee is alleged or proven. You have no obligation to indemnify an Indemnitee for damages to compensate for property damage or personal injury if a court of competent jurisdiction makes a final decision not subject to further appeal that the Indemnitee engaged in willful misconduct or intentionally caused such property damage or bodily injury. This exclusion from the obligation to indemnify shall not, however, apply if the property damage or bodily injury resulted from the use of reasonable force by the Indemnitee to protect persons or property.

8.2 You will respond promptly to any matter described in the preceding paragraph, and defend the Indemnitee. You will reimburse the Indemnitee for all costs of defending the matter, including reasonable attorneys' fees, incurred by the Indemnitee if your insurer or you do not assume defense of the Indemnitee promptly when requested, or separate counsel is appropriate, in our discretion, because of actual or potential conflicts of interest. We must approve any resolution or course of action in a matter that could directly or indirectly have any adverse effect on us or the Chain, or could serve as a precedent for other matters.

8.3 We will  indemnify,  defend and hold you  harmless,  to the  fullest  extent


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permitted by law,  from and against all Losses and  Expenses  incurred by you in any action or claim arising from your proper use of the System alleging that your use of the System and any property we license to you is an infringement of a third party's rights to any trade secret, patent, copyright, trademark, service mark or trade name. You will promptly notify us in writing when you become aware of any alleged infringement or an action is filed against you. You will cooperate with our defense and resolution of the claim. We may resolve the matter by obtaining a license of the property for you at our expense, or by requiring that you discontinue using the infringing property or modify your use to avoid infringing the rights of others.

9.       Your Assignments, Transfers and Conveyances.

9.1 Transfer of the Facility. This Agreement is personal to you (and your owners if you are an entity). We are relying on your experience, skill and financial resources (and that of your owners and the guarantors, if any) to sign this Agreement with you. You may finance the Facility and grant a lien, security interest or encumbrance on it without notice to us or our consent. If a Transfer is to occur, the transferee or you must comply with Section 9.3. Your License is subject to termination when the Transfer occurs. The License is not transferable to your transferee, who has no right or authorization to use the System and the Marks when you transfer ownership or possession of the Facility. The transferee may not operate the Facility under the System, and you are responsible for performing the post-termination obligations in Section 13. You and your owners may, only with our prior written consent and after you comply with Sections 9.3 and 9.6, assign, pledge, transfer, delegate or grant a security interest in all or any of your rights, benefits and obligations under this Agreement, as security or otherwise. Transactions involving Equity Interests that are not Equity Transfers do not require our consent and are not Transfers.

9.2 Public Offerings and Registered Securities. You may engage the first registered public offering of your Equity Interests only after you pay us a public offering fee equal to $15,000. Your Equity Interests (or those of a person, parent, subsidiary, sibling or affiliate entity, directly or indirectly effectively controlling you), are freely transferable without the application of this Section if they are, on the Effective Date, or after the public offering fee is paid, they become, registered under the federal Securities Act of 1933, as amended, or a class of securities registered under the Securities Exchange Act of 1934, as amended, or listed for trading on a national securities exchange or the automated quotation system of the National Association of Securities Dealers, Inc. (or any successor system), provided that any tender offer for at least a majority of your Equity Interests will be an Equity Transfer subject to

Section 9. 1.

9.3 Conditions. We may, to the extent permitted by applicable law, condition and withhold our consent to a Transfer when required under this Section 9 until the transferee and you meet certain conditions. If a Transfer is to occur, the transferee (or you, if an Equity Transfer is involved) must first complete and submit our Application, qualify to be a franchisee in our sole discretion, given

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the  circumstances  of  the  proposed  Transfer,  provide  the  same  supporting documents as a new franchise applicant, pay the Application and Relicense Fees then in effect, sign the form of Franchise Agreement we then offer in conversion transactions and agree to renovate the Facility as if it were an existing facility of similar age and condition converting to the System, as we reasonably determine. We will provide a Punch List of improvements we will require after the transferee's Application is submitted to us. We must also receive general releases from you and each of your owners, and payment of all amounts then owed to us and our affiliates by you, your owners, your affiliates, the transferee, its owners and affiliates, under this Agreement or otherwise. Our consent to the transaction will not be effective until these conditions are satisfied.

9.4 Permitted Transferee Transactions. You may transfer an Equity Interest or effect an Equity Transfer to a Permitted Transferee without obtaining our consent, renovating the Facility or paying a Relicense Fee or Application Fee. No Transfer will be deemed to occur. You also must not be in default and you must comply with the application and notice procedures specified in Sections 9.3 and 9.6. Each Permitted Transferee must first agree in writing to be bound by this Agreement, or at our option, execute the Franchise Agreement form then offered prospective franchisees. No transfer to a Permitted Transferee shall release a living transferor from liability under this Agreement or any guarantor under any Guaranty of this Agreement. You must comply with this Section if you transfer the Facility to a Permitted Transferee. A transfer resulting from a death may occur even if you are in default under this Agreement.

9.5  Attempted  Transfers.  Any  transaction  requiring  our consent  under this
Section 9 in which our consent is not first obtained shall be void, as between you and us. You will continue to be liable for payment and performance of your obligations under this Agreement until we terminate this Agreement, all your financial obligations to us are paid and all System identification is removed from the Facility. 9.6 Notice of Transfers. You will give us at least 30 days prior written notice of any proposed Transfer or Permitted Transferee transaction. You will notify us when you sign a contract to Transfer the Facility and IO days before you intend to close on the transfer of the Facility. We will respond to all requests for our consent and notices of Permitted Transferee transactions within a reasonable time not to exceed 30 days. You will notify us in writing within 30 days after a change in ownership of 25% or more of your Equity Interests that are not publicly held or that is not an Equity Transfer, or a change in the ownership of the Facility if you are not its owner. You will provide us with lists of the names, addresses, and ownership percentages of your owner(s) at our request.

10. Our Assignments. We may assign, delegate or subcontract all or any part of our rights and duties under this Agreement, including by operation of law, without notice and without your consent. We will have no obligations to you after you are notified that our transferee has assumed our obligations under this Agreement except those that arose before we assign this Agreement.

11. Default and Termination.

11. 1 Default In addition to the matters identified in Section 3. 1, you will be in default under this Agreement if (a) you do not pay us when a payment is due,


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(b) you do not perform any of your other obligations when this Agreement and the
System Standards Manual require, or (c) if you otherwise breach this Agreement. If your default is not cured within ten days after you receive written notice from us that you have not filed your monthly report, paid us any amount that is due or breached your obligations regarding Confidential Information, or within 30 days after you receive written notice from us of any other default (except as noted below), then we may terminate this Agreement by written notice to you, under Section 11.2. We will not exercise our right to terminate if you have completely cured your default, or until any waiting period required by law has elapsed. In the case of quality assurance default, if you have acted diligently to cure the default but cannot do so and have entered into a written improvement agreement with us within 30 days after the failing inspection, you may cure the default within 90 days after the failing inspection. We may terminate the License if you do not perform that improvement agreement.

11.2 Termination. We may terminate the License, effective when we send written notice to you or such later date as required by law or as stated in the default notice, when (1) you do not cure a default as provided in Section II. I or we are authorized to terminate under Section 3.1, (2) you discontinue operating the Facility as a "Villager Lodge", (3) you do or perform, directly or indirectly, any act or failure to act that in our reasonable judgment is or could be injurious or prejudicial to the goodwill associated with the Marks or the System, (4) you lose possession or the right to possession of the Facility, (5) you (or any guarantor) suffer the termination of another license or franchise agreement with us or one of our affiliates, (6) you intentionally maintain false books and records or submit a materially false report to us, (7) you (or any guarantor) generally fail to pay debts as they come due in the ordinary course of business, (8) you, any guarantor or any of your owners or agents misstated to us or omitted to tell us a material fact to obtain or maintain this Agreement with us, (9) you receive two or more notices of default from us in any one year period (whether or not you cure the defaults), (10) a violation of Section 9 occurs, or a Transfer occurs before the relicensing process is completed, (I 1) you or any of your Equity Interest owners contest in court the ownership or right to franchise all or any part of the System or the validity of any of the Marks, (12) you, any guarantor or the Facility is subject to any voluntary or involuntary bankruptcy, liquidation, dissolution, receivership, assignment, reorganization, moratorium, composition or a similar action or proceeding that is not dismissed within 60 days after its filing, or (I 3) you maintain or operate the Facility in a manner that endangers the health or safety of the Facility's guests.

11.3    Casualty and Condemnation.

11.3.1 You will notify us promptly after the Facility suffers a Casualty that prevents you from operating in the normal course of business, with less than 75% of guest rooms available. You will give us information on the availability of guest rooms and the Facility's ability to honor advance reservations. You will tell us in writing within 60 days after the Casualty whether or not you will restore, rebuild and refurbish the Facility to conform to System Standards and its condition prior to the Casualty. This restoration will be completed within

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180 days  after  the  Casualty.  You may  decide  within  the 60 days  after the
Casualty, and if we do not hear from you, we will assume that you have decided, to terminate this Agreement, effective as of the date of your notice or 60 days after the Casualty, whichever comes first. If this Agreement so terminates, you
will  pay  all   amounts   accrued   prior  to   termination   and   follow  the
post-termination requirements in Section 13. You will not be obligated to pay Liquidated Damages if the Facility will no longer be used as an extended stay or transient lodging facility after the Casualty. 11.3.2 You will notify us in writing within 10 days after you receive notice of any proposed Condemnation of the Facility, and within IO days after receiving notice of the Condemnation date. This Agreement will terminate on the date the Facility or a substantial portion is conveyed to or taken over by the condemning authority.

11.3.3 The exclusive territory covenants in Section 2 will terminate when you give us notice of any proposed Condemnation or that you will not restore the Facility after a Casualty.

11.4 Our Other  Remedies.  We may  modify  the  Protected  Territory  granted in
Section 2 if you violate your covenant in Section 2. We may suspend the Facility from the Reservation System for any default or failure to pay or perform under this Agreement, discontinue Reservation System referrals to the Facility for the duration of such suspension, and may divert previously made reservations to other Chain Facilities after giving notice of non-performance, non-payment or default. You will continue to be liable for all Reservation Fees throughout the suspension period. All Reservation System User Fees accrue during the suspension period. Reservation service will be restored after you have fully cured any and all defaults and failures to pay and perform. We may omit the Facility from the Directory if you are in default on the date we must determine which Chain Facilities are included in the Directory. You recognize that any use of the System not in accord with this Agreement will cause us irreparable harm for which there is no adequate remedy at law, entitling us to injunctive and other relief We may litigate to collect amounts due under this Agreement without first issuing a default or termination notice. Our consent or approval may be withheld if needed while you are in default under this Agreement or may be conditioned on the cure of all your defaults.

11.5 Your Remedies. If we fail to issue our approval or consent as and when required under this Agreement within a reasonable time of not less than 30 days after we receive all of the information we request, and you believe our refusal to approve or consent is wrongful, you may bring a legal action against us to compel us to issue our approval or consent to the obligation. To the extent permitted by applicable law, this action shall be your exclusive remedy. We shall not be responsible for direct, indirect, special, consequential or exemplary damages, including, but not limited to, lost profits or revenues.

12.     Liquidated Damages.

12.1 Generally. If we terminate this Agreement under Section 11.2, or you terminate this Agreement (except under Section 11.3 or as a result of our default which we do not cure within a reasonable time after written notice), you will pay us within 30 days following the date of termination, as Liquidated

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Damages,  an amount equal to the sum of accrued  Royalties and System Assessment
Fees during the immediately preceding 24 full calendar months (or the number of months remaining in the unexpired Tenn at the date of termination, whichever is less). If the Facility has been open for less than 24 months, then the amount shall be the average monthly Royalties and System Assessment Fees since the Opening Date multiplied by 24. You will also pay any applicable Taxes assessed on such payment. Liquidated Damages will not be less than the product of $1,200.00 multiplied by the number of guest rooms in the Facility. If we ten-ninate this Agreement under Section 3 before the Opening Date, you will pay us within 10 days after you receive our notice of termination Liquidated Damages equal to one-half the amount payable for termination under Section 11.2. Liquidated Damages are paid in place of our claims for lost future Recurring Fees under this Agreement. Our right to receive other amounts due under this Agreement is not affected.

12.2 Condemnation Payments. In the event a Condemnation is to occur, you will pay us the fees set forth in Section 7 for a period of six months after we receive the initial notice of condemnation described in Section 11.3.2, or until the Condemnation occurs, whichever is longer. You will pay us Liquidated Damages equal to the average daily Recurring Fees for the six month period preceding the date of your condemnation notice to us multiplied by the number of days remaining in the six month notice period if the Condemnation is completed before the six month notice period expires. This payment will be made within 30 days after Condemnation is completed (when you close the Facility or you deliver it to the condemning authority). If the Condemnation is completed after the six month notice period expires you will pay no Liquidated Damages, but you must pay the fees set forth in Section 7 when due until Condemnation is completed.

13. Your Duties At and After Termination. When the license or this Agreement terminates for any reason whatsoever:


13.1 System Usage Ceases. You will immediately stop using the System to operate and identify the Facility. You will remove all signage and other items bearing any Marks and follow the other steps detailed in the System Standards Manual for changing the identification of the Facility. You will promptly paint over or remove the Facility's distinctive System trade dress, color schemes and architectural features.

13.2 Other Duties. You will pay all amounts owed to us under this Agreement within 10 days after termination. You will owe us Recurring Fees on Gross Room Revenues

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accruing while the Facility is identified as a "Villager  Lodge",  including the
System Assessment Fees for so long as the Facility receives service from the Reservation System. We may immediately remove the Facility from the Reservation System and divert reservations as authorized in Section 11.4. We may also, to the extent pen-nitted by applicable law, and without prior notice enter the Facility and any other parcels, remove software (including archive and back-up copies) for accessing the Reservation System, all copies of the System Standards Manual, Confidential Information, equipment and all other personal property of ours, and paint over or remove and purchase for $10.00, all or part of any interior or exterior Mark-bearing signage (or signage face plates), including billboards, whether or not located at the Facility, that you have not removed or obliterated within five days after termination. You will promptly pay or reimburse us for our cost of removing such items, net of the $10.00 purchase price for signage. We will exercise reasonable care in removing or painting over signage. We will have no obligation or liability to restore the Facility to its condition prior to removing the signage. We shall have the right, but not the obligation, to purchase some or all of the Facility's Mark-bearing FF&E and supplies at the lower of their cost or net book value, with the right to set off their aggregate purchase price against any sums then owed us by you.

13.3 Advance Reservations. The Facility will honor any advance reservations, including group bookings, made for the Facility prior to termination at the rates and on the terms established when the reservations are made and pay when due all related travel agent commissions.

13.4 Survival of Certain Provisions. Sections 3.8 (as to audits, for 2 years after termination), 3.9 (as to information relating to the Term, for 2 years after termination), 3.13, 7 (as to amounts accruing through termination), 8, 11.4, 12, 13, 15, 16 and 17 survive termination of the License and this Agreement, whether termination is initiated by you or us, even if ten-nination is wrongful.

14. Your Representations and Warranties. You expressly represent and warrant to us as follows:

14.1 Quiet Enjoyment. You own, or will own prior to commencing improvement, or lease, the Location and the Facility. You will be entitled to possession of the Location and the Facility during the entire Term without restrictions that would interfere with your performance under this Agreement, subject to the reasonable requirements of any financing secured by the Facility.

14.2 This Transaction. You have received, at least 10 business days prior to execution of this Agreement and making any payment to us, our current Unifomi Franchise Offering Circular for prospective franchisees. Neither we nor any person acting on our behalf has made any oral or written representation or promise to you that is not written in this Agreement on which you are relying to enter into this Agreement. You release any claim against us or our agents based on any oral or written representation or promise not stated in this Agreement. You and the persons signing this Agreement for you have full power and authority and have been duly authorized, to enter into and perform or cause performance of your obligations under this Agreement. You have obtained all necessary approvals of your owners, Board of Directors and lenders. Your execution, delivery and performance of this Agreement will not violate, create a default under or breach of any charter, bylaws, agreement or other contract, license, permit, indebtedness, certificate, order, decree or security instrument to which you or any of your principal owners is a party or is subject or to which the Facility is subject. Neither you nor the Facility is the subject of any current or pending merger, sale, dissolution, receivership, bankruptcy, foreclosure, reorganization, insolvency, or similar action or proceeding on the date you execute this Agreement and was not within the three years preceding such date, except as disclosed in the Application. You will submit to us the documents about the Facility, you, your owners and your finances that we request in the Franchise Application (or after our review of your initial submissions) before or within 30 days after you sign this Agreement.


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14.3 No  Misrepresentations  or Implied Covenants.  All written  information you submit to us about the Facility, you, your owners, any guarantor, or the finances of any such person or entity, was or will be at the time delivered and when you sign this Agreement, true, accurate and complete, and such information contains no misrepresentation of a material fact, and does not omit any material fact necessary to make the information disclosed not misleading under the circumstances. There are no express or implied covenants or warranties, oral or written, between we and you except as expressly stated in this Agreement.

15.     Proprietary Rights.

15.1 Marks and System. You will not acquire any interest in or right to use the System or Marks except under this Agreement. You will not apply for governmental registration of the Marks, or use the Marks or our corporate name in your legal name, but you may use a Mark for an assumed business or trade name filing.

15.2 Inurements. All present and future distinguishing characteristics, improvements and additions to or associated with the System by us, you or others, and all present and future service marks, trademarks, copyrights, service mark and trademark registrations used and to be used as part of the System, and the associated good will, shall be our property and will inure to our benefit. No good will shall attach to any secondary designator that you use.

15.3 Other Locations and Systems. We and our affiliates each reserve the right to own, in whole or in part, and manage, operate, use, lease, finance, sublease, franchise, license (as licensor or licensee), provide services to or joint venture (i) distinctive separate lodging or food and beverage marks and other intellectual property which are not part of the System, and to enter into separate agreements with you or others (for separate charges) for use of any such other marks or proprietary rights, (ii) other lodging, food and beverage facilities, or businesses, under the System utilizing modified System Standards, and (iii) a Chain Facility at or for any location other than the Location or, in the case of a Chain Facility of the same name, in the Protected Territory. You acknowledge that we are affiliated with or in the future may become affiliated with other lodging providers or franchise systems that operate under names or marks other than the Marks. We and our affiliates may use or benefit from common hardware, software, communications equipment and services and administrative systems for reservations, franchise application procedures or committees, marketing and advertising programs, personnel, central purchasing, approved supplier lists, franchise sales personnel (or independent franchise sales representatives), etc.

15.4 Confidential Information. You will take all appropriate actions to preserve the confidentiality of all Confidential Information. Access to Confidential Information should be limited to persons who need the Confidential Information to perform their jobs and are subject to your general policy on maintaining


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confidentiality  as a  condition  of  employment  or who  have  first  signed  a
confidentiality   agreement.   You  will  not  permit  copying  of  Confidential
Information (including, as to computer software, any translation, decompiling, decoding, modification or other alteration of the source code of such software). You will use Confidential Information only for the Facility and to perform under this Agreement. Upon termination (or earlier, as we may request), you shall return to us all originals and copies of the System Standards Manual, policy statements and Confidential Information " fixed in any tangible medium of expression," within the meaning of the U.S. Copyright Act, as amended. Your obligations under this subsection commence when you sign this Agreement and continue for trade secrets (including computer software we license to you) as long as they remain secret and for other Confidential Information, for as long as we continue to use the information in confidence, even if edited or revised, plus three years. We will respond promptly and in good faith to your inquiry about continued protection of any Confidential Information.

15.5 Litigation. You will promptly notify us of (i) any adverse or infringing uses of the Marks (or names or symbols confusingly similar), Confidential Information or other System intellectual property, and (ii) or any threatened or pending litigation related to the System against (or naming as a party) you or us of which you become aware. We alone handle disputes with third parties concerning use of all or any part of the System. You will cooperate with our efforts to resolve these disputes. We need not initiate suit against imitators or infringers who do not have a material adverse impact on the Facility, or any other suit or proceeding to enforce or protect the System in a matter we do not believe to be material.

16.     Relationship of Parties.

16.1 Independence. You are an independent contractor. You are not our legal representative or agent, and you have no power to obligate us for any purpose whatsoever. We and you have a business relationship based entirely on and circumscribed by this Agreement. No partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement. You will exercise full and complete control over and have full responsibility for your contracts, daily operations, labor relations, employment practices and policies, including, but not limited to, the recruitment, selection, hiring, disciplining, firing, compensation, work rules and schedules of your employees.

16.2 Joint Status. If you comprise two or more persons or entities (notwithstanding any agreement, arrangement or understanding between or among such persons or entities) the rights, privileges and benefit so this Agreement may only be exercised and enjoyed jointly. Theliabilities and responsibilities under this Agreement will be the joint and several obligations of all such persons or entities.

17.     Legal Matters.

17.1 Partial Invalidity. If all or any part of a provision of this Agreement violates the law of your state (if it applies), such provision or part will not be given effect. If all or any part of a provision of this Agreement is declared invalid or unenforceable, for any reason, or is not given effect by reason of of the prior sentence, the remainder of the Agreement shall not be affected. However, if in our judgment the invalidity or ineffectiveness of such provision or part substantially impairs the value of this Agreement to us, then we may at any time terminate this Agreement by written notice to you without penalty or compensation owed by either party.

17.2 Waivers, Modifications and Approvals. If we allow you to deviate from this Agreement, we may insist on strict compliance at any time after written notice. Our silence or inaction will not be or establish a waiver, consent, course of dealing, implied modification or estoppel. All modifications, waivers, approvals and consents of or under this Agreement by us must be in writing and signed by our authorized representative to be effective.

17.3 Notices. Notices will be effective if in writing and delivered by facsimile transmission with confirmation original sent by first class mail, postage prepaid, by delivery service, with proof of delivery, or by first class, prepaid certified or registered mail, return receipt requested, to the appropriate party at its address stated below or as may be otherwise designated by notice. Notices shall be deemed given on the date delivered or date of attempted delivery, if refused.

Your name: GOLDEN OPPORTUNITY DEVELOPMENT
Your address: 268 West 400 South, Suite 300, Salt Lake City, Utah 84101 Your fax No.: 901-575-8092

                Attention:         Delmar Janovic

Villager Franchise Systems, Inc.:

Our address: 6 Sylvan Way, P.O. Box 278, Parsippany, New Jersey 07054-0278,
Attention: Vice President-Franchise Administration; Fax No. (973) 496-5359

17.4 Remedies. Remedies specified in this Agreement are cumulative and do not exclude any remedies available at law or in equity. The non-prevailing party will pay all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party to enforce this Agreement or collect amounts owed under this Agreement. You consent and waive your objection to the nonexclusive personal jurisdiction of and venue in the New Jersey state courts situated in Morris County, New Jersey and the United States District Court for the District of New Jersey for all cases and controversies under this Agreement or between we and you.

17.5 Miscellaneous. This Agreement will be governed by and construed under the laws of the State of New Jersey. The New Jersey Franchise Practices Act will not apply to any Facility located outside the State of New Jersey. This Agreement is exclusively for the benefit of the parties. There are no third party beneficiaries. No agreement between us and anyone else is for your benefit. The section headings in this Agreement are for convenience of reference only. We may unilaterally revise Schedule C under this Agreement. This Agreement, together with the exhibits and schedules attached, is the entire agreement (superseding all prior representations, agreements and understandings, oral or written) of the parties about the Facility.


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



17.6 Waiver of Jury Trial. The parties waive the right to a jury trial in any action related to this Agreement or the relationship between the franchisor, the franchisee, any guarantor, and their respective successors and assigns.

17.7    Special Acknowledgements.

17.7.1 You received our Uniform Franchise Offering Circular ("UFOC") for prospective franchisees at least 10 business days before, and a copy of this Agreement and all other agreements we are asking you to sign at least 5 business days before, signing this Agreement and paying the Initial Fee to us. You have received our UFOC at least 10 business days before you paid any fee to us or signed any contract with us.

17.7.2 Neither we nor any person acting on our behalf has made any oral or written representation or promise to you on which you are relying to enter into this Agreement that is not written in this Agreement. You release any claim against us or our agents based on any oral or written representation or promise not stated in this Agreement.

17.7.3 This Agreement, together with the exhibits and schedules attached, is the entire agreement superseding all previous oral and written representations, agreements and understandings of the parties about the Facility and the License.

17.7.4 You acknowledge that no salesperson has made any promise or provided any information to you about projected sales, revenues, income, profits or expenses from the Facility except as stated in Item 19 of the UFOC or in a writing that is attached to this Agreement.

17.7.5 You understand that the franchise relationship is an arms' length, commercial business relationship in which each party acts in its own interest.

18. Royalty Waiver. We will waive your obligation to pay the Royalty on Gross Room Revenues accruing during the third License Year if (i) the Facility's occupancy rate during the second License Year, determined by dividing the number of occupied room nights (including complimentary rooms) by the number of available room nights during the period, is less than 70%, (ii) you are not in default under this Agreement at the beginning of the License Year and you cure any default that occurs during the third License Year within the time period permitted under this Agreement, (iii) you pay the System Assessment Fee when due during the third License Year, (iv) you install the combination refrigerator, microwave and dry storage unit in each guest room at or before the Opening Date,
(v) the Facility passes all quality assurance inspections during the second License Year, and completes the entire Punch List when required, (vi) during the second License Year, you insert and run our standard or a larger classified advertisement in the largest circulation daily newspaper in your hotel trading area, making your tear sheets and insertion orders available to us on request, and (vii) you implement and continue during the second License Year the mandatory local marketing and advertising activities specified in the Direct Sales & Marketing Guide.


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





19. Special Stipulations. The following special stipulations apply to this Agreement and supersede any inconsistent or conflicting provisions. These are personal to you and are not transferable or assignable except to a Permitted Transferee.

19.1 Reduced Relicense Fee. If you are not then in default under this Agreement, the Relicense Fee for a Transfer will be $5,000 if we receive the written Transfer request before the third anniversary of the Opening Date. After that anniversary, the Relicense Fee will be $7,500.00.

19.2 Liquidated Damages. Liquidated Damages payable upon Termination will be Six Hundred Dollars ($600.00) for each guest room of the Facility you are authorized to operate at the time of Termination.

19.3 Your Additional Termination Right. You may terminate the License without cause or penalty effective only on the fifth or tenth anniversary of the Opening Date provided you give us at least six (6) months prior written notice of termination and you are not in default under this Agreement at the time notice must be given or at the effective date of termination. You will pay no Liquidated Damages if you satisfy the conditions of the preceding sentence and you perform the post termination obligations specified in this Agreement within 10 days after the effective date of termination. Your rights under this Section will automatically terminate without notice if and as of the date (i) a Termination occurs, (ii) you fail to cure any default under this Agreement within the time permitted, if any, in the notice of default we send you, or
(iii) after the Facility satisfies the Improvement Obligation, the Facility scores less than 350 (or its then equivalent) on a quality assurance inspection and then fails to achieve a score of at least 350 (or its then equivalent) in a reinspection to be performed no sooner than 30 days after the initial inspection.

19.4 Our Additional Termination Right. We may terminate the License without cause or penalty effective only on the fifth or tenth anniversary of the Opening Date provided we give you at least six (6) months prior written notice of termination. You will perform the post termination obligations specified in this Agreement within 10 days after the effective date of temiination. You will pay no Liquidated Damages if we terminate the License under this Section and you perform the post termination obligations specified in this Agreement within 10 days after the effective date of termination.

19.5. Special Combined Fees. Notwithstanding Section 7.1, you will pay the "Combined Fee," consisting of the Royalty and the System Assessment Fee (excluding agent and property to property commissions, Internet fees, guest reward and affinity program fees, service fees and charges, guest complaint assessments, and GDS Fees), to us at the rates set forth in this Section, provided that the Facility opens in accordance with the deadline established by the terms of this Agreement:

19.5.1 The Combined Fee shall be five percent (5.0%) of Gross Room Revenues accruing during the first and second License Years; and

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



19.5.2 The Combined Fee shall be five and one half percent (5.5 %) of Gross Room Revenues accruing during the third License Year; and

19.5.3 The Combined Fee shall be six percent (6.0%) of Gross Room Revenues accruing during the fourth License Year; and

19.5.4 The Royalty and System Assessment Fees shall be computed and paid at the rates specified in Section 7.1 on Gross Room Revenues accruing after the fourth License Year.

19.5.5 The rate changes set forth in this Section automatically terminate without notice or opportunity to cure, and the Combined Fees shall reset to the rates specified in Section 7, if and as of the date (i) a Termination occurs, or we send you a notice of default and you fail to cure the default within the time specified, if any, in the notice of default, or (ii) after you satisfy the Improvement Obligation, the Facility receives a quality assurance inspection score of less than 350 (or its then equivalent) and the Facility fails to achieve a quality assurance inspection score of at least 350 in a reinspection to be performed not less than 30 days after the initial inspection.

19.6 Mandatory Rooms Addition. You must construct, equip and operate when completed under applicable System Standards and the approval procedures for improvements set forth in Sections 3.1 and 3.2 of this Agreement, an addition having at least 32 guest rooms (the "Addition") to the then existing Facility. You will not be required to pay a Rooms Addition Fee for the Addition. You must commence construction of the Addition within 90 days after the Effective Date and then proceed diligently to construct the Addition. The Addition shall be ready to open for business under the System, after obtaining our approval to open (which we will not unreasonably withhold or delay), within eighteen months after the Effective Date.





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                                       78

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.


WE:
Villager Franchise systems, Inc.:


By: /s/                                    Attest:  /s/
   ---------------------------             ------------------------------------
      Vice President                                  Assistant Secretary



YOU, as franchisee
GOLDEN OPPORTUNITY DEVELOPMENT

  By:   /s/                                Attest:  /s/
   ---------------------------            -------------------------------------
       President

















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



                                   APPENDIX A
                                   DEFINITIONS

Agreement means this Franchise Agreement.
Application  Fee means the fee you pay when you submit  your  Application  under
Section 6. Approved Plans means your plans and specifications for constructing or improving the Facility initially or after opening, as approved by us under
Section 3.

Casualty means destruction or significant damage to the Facility by act of God or other event beyond your reasonable anticipation and control.

Chain means the network of Chain Facilities.

Chain Facility means a lodging facility we own, lease, manage, operate or authorize another party to operate using the System and identified by the Marks.

Condemnation means the taking of the Facility for public use by a government or public agency legally authorized to do so, permanently or temporarily, or the taking of such a substantial portion of the Facility that continued operation in accordance with the System Standards, or with adequate parking facilities, is commercially impractical, or if the Facility or a substantial portion is sold to the condemning authority in lieu of condensation.

Conference Fee means the fee we charge for your attendance at a conference for Chain Facilities and their franchisees when and if held.

Confidential Information means any trade secrets we own or protect and other proprietary information not generally known to the lodging industry including confidential portions of the System Standards Manual or information we otherwise impart to you and your representatives in confidence. Confidential Information includes the " Rules of Operation Manual" and all other System Standards manuals and documentation, including those on the subjects of employee relations, finance and administration, field operation, purchasing and marketing, the Reservation System software and applications software.

Declaration  means the Declaration of Franchise  Agreement you and we sign under
Section 5.
Design Standards mean standards specified in the System Standards Manual from time to time for design, construction, renovation, modification and improvement of new or existing Chain Facilities, including all aspects of facility design, number of rooms, rooms mix and configuration, construction materials, workmanship, finishes, electrical, mechanical, structural, plumbing, HVAC, utilities, access, life safety, parking, systems, landscaping, amenities, interior design and decor and the like for a Chain Facility.


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



Directory means the general purpose directory we publish listing the names and addresses of Chain Facilities, and at our discretion, other Villager Lodge facilities located outside the United States, Canada and Mexico.

Effective Date means the date we insert in the Preamble of this Agreement after we sign it.

Equity Interests shall include, without limitation, all forms of equity ownership of you, including voting stock interests, partnership interests, limited liability company membership or ownership interests, joint and tenancy interests, the proprietorship interest, trust beneficiary interests and all options, warrants, and instruments convertible into such other equity interests.

Equity Transfer means any transaction in which your owners or you sell, assign, transfer, convey, pledge, or suffer or permit the transfer or assignment of, any percentage of your Equity Interests that will result in a change in control of you to persons other than those disclosed on Schedule B, as in effect prior to the transaction. Unless there are contractual modifications to your owners' rights, an Equity Transfer of a corporation or limited liability company occurs when either majority voting rights or beneficial ownership of more than 50% of the Equity Interests changes. An Equity Transfer of a partnership occurs when a newly admitted partner will be the managing, sole or controlling general partner, directly or indirectly through a change in control of the Equity Interests of an entity general partner. An Equity Transfer of a trust occurs when either a new trustee with sole investment power is substituted for an existing trustee, or a majority of the beneficiaries convey their beneficial interests to persons other than the beneficiaries existing on the Effective Date. An Equity Transfer does not occur when the Equity Interest ownership among the owners of Equity Interests on the Effective Date changes without the admission of new Equity Interest owners. An Equity Transfer occurs when you merge, consolidate or issue additional Equity Interests in a transaction which would have the effect of diluting the voting rights or beneficial ownership of your owners' combined Equity Interests in the surviving entity to less than a majority.

Facility means the Location, together with all improvements, buildings, common areas, structures, appurtenances, facilities, entry/exit rights, parking, amenities, FF&E and related rights, privileges and properties existing at the Location on the Effective Date or afterwards.

FF&E means furniture, fixtures and equipment.

FF&E Standards means standards specified in the System Standards Manual for FF&E and supplies to be utilized in a Chain Facility.

Food and Beverage means any restaurant, catering, bar/lounge, entertainment, room service, retail food or beverage operation, continental breakfast, food or beverage concessions and similar services offered at the Facility.

Gross Room Revenues means gross revenues attributable to or payable for rentals of guest rooms at the Facility, including all credit transactions, whether or not collected, but excluding separate charges to guests for Food and Beverage,


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




room service, telephone charges, key forfeitures and entertainment; vending machine receipts; and federal, state and local sales, occupancy and use taxes.

Improvement Obligation means your obligation to either (i) renovate and upgrade the Facility, or (ii) construct and complete the Facility, in accordance with the Approved Plans and System Standards, as described in Section 3.

Indemnitees means us, our direct and indirect parent, subsidiary and sister corporations, and the respective officers, directors, shareholders, employees, agents and contractors, and the successors, assigns, personal representatives, heirs and legatees of all such persons or entities.

Initial Fee means the fee you are to pay for signing this-lis Agreement as stated in Section 6.

License means the non-exclusive license to operate the type of Chain Facility described in Schedule B only at the Location, using the System and the Mark we designate in Section 1.

License Year means the one year period beginning on the Opening Date and each subsequent anniversary of the Opening Date and ending on the day preceding the next anniversary of the Opening Date.

Liquidated Damages means the amounts payable under Section 12, set by the parties because actual damages will be difficult or impossible to ascertain on the Effective Date and the amount is a reasonable pre-estimate of the damages that will be incurred and is not a penalty.

Location means the parcel of land situated at Baton Rouge, Louisiana, as more fully described in Schedule A.

Losses and Expenses means all payments or  obligations  to make payments  either
(i) to or for third party claimants by any and all Indemnitees, including guest refunds, or (ii) incurred by any and all Indenmitees to investigate, respond to or defend a matter, including without limitation investigation and trial charges, costs and expenses, attorneys' fees, experts' fees, court costs, settlement amounts, judgments and costs of collection.

Maintenance Standards means the standards specified from time to time in the System Standards Manual for repair, refurbishment and replacement of FF&E, finishes, decor, and other capital items and design materials in Chain Facilities.

Marketing Fee means the fee you pay to us under Section 7 and Schedule C, as amended, for advertising, marketing, training and other services.

Marks means, collectively (i) the service marks associated with the System published in the System Standards Manual from time to time including, but not limited to, the name, design and logo for "Villager Lodge" and other marks (U.S. Reg. Nos.: 1,664,513 and 1,761,888) and (ii) trademarks, trade names, trade dress, logos and derivations, and associated good will and related intellectual property interests.

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



Marks Standards means standards specified in the System Standards Manual for interior and exterior Mark-bearing signage, advertising materials, china, linens, utensils, glassware, uniforms, stationery, supplies, and other items, and the use of such items at the Facility or elsewhere.

Minor Renovation means the repairs, refurbishing, repainting, and other redecorating of the interior, exterior, guest rooms, public areas and grounds of the Facility and replacements of FF&E we may require you to perform under
Section 3.16.

Minor Renovation Ceiling Amount means $750.00 per guest room.

Minor Renovation Notice means the written notice from us to you specifying the Minor Renovation to be performed and the dates for commencement and completion given under Section 3.16.

Opening Date means the date on which we authorize you to open the Facility for business identified by the Marks and using the System.

Operations Standards means standards specified in the System Standards Manual for cleanliness, housekeeping, general maintenance, repairs, concession types, food and beverage service, vending machines, uniforms, staffing, employee training, guest services, guest comfort and other aspects of lodging operations.

Permitted Transferee means (i) any entity, natural person(s) or trust receiving from the personal representative of an owner any or all of the owner's Equity Interests upon the death of the owner, if no consideration is paid by the transferee or (ii) the spouse or adult issue of the transferor, if the Equity Interest transfer is accomplished without consideration or payment, or (iii) any natural person or trust receiving an Equity Interest if the transfer is from a guardian or conservator appointed for an incapacitated or incompetent transferor.

Protected Territory means a seven (7) mile radius from the front door of the Facility.

Punch List means the list of upgrades and improvements attached as part of Schedule B, which you are required to complete under Section 3.

Recurring Fees means fees paid to us on a periodic basis, including without limitation, Royalties, System Assessment Fees, and other reservation fees and charges as stated in Section 7.

Relicense Fee means the fee your transferee or you pay to us under Section 7 when a Transfer occurs.

Reservation Fee means the fees you pay to us under Section 7 and Schedule C for reservation services.

Reservation  System or "  Central  Reservation  System"  means  the  system  for
offering  to  interested   parties,   booking  and   communicating   guest  room
reservations for Chain Facilities described in Section 4.2.

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



Rooms Addition Fee means the fee we charge you for adding guest rooms to the Facility.

Royalty means the monthly fee you pay to us for use of the System under Section 7(a). Royalties means the aggregate of all amounts owed as a Royalty.

System means the comprehensive system for providing guest lodging facility services under the Marks as we specify which at present includes only the following: (a) the Marks; (b) other intellectual property, including Confidential Information, System Standards Manual and knowhow; (c) marketing, advertising, publicity and other promotional materials and programs; (d) System Standards; (e) training programs and materials; (f) quality assurance inspection and scoring programs; and (g) the Reservation System.

System Assessment Fee means the Marketing Fee and the Reservation Fee.

System Standards means the standards for the participating in the System published in the System Standards Manual, including but not limited to Design Standards, FF&E Standards, Marks Standards, Operations Standards, Technology Standards and Maintenance Standards and any other standards, policies, rules and procedures we promulgate about System operation and usage.

System Standards Manual means the Rules of Operations Manual, the Trademark Identification Standards Manual and any other manual we publish or distribute specifying the System Standards.

Taxes means the amounts payable under Section 7.3 of this Agreement.

Technology Standards means standards specified in the System Standards Manual for local and long distance telephone communications services, telephone, telecopy and other communications systems, point of sale terminals and computer hardware and software for various applications, including, but not limited to, front desk, rooms management, records maintenance, marketing data, accounting, budgeting and interfaces with the Reservation System to be maintained at the Chain Facilities.

Term means the period of time during which this Agreement shall be in effect, as stated in Section 5.

Termination means a termination of the License under Sections I 1. I or 1 1.2 or your termination of the License or this Agreement.

Transfer means (1) an Equity Transfer, (2) you assign, pledge, transfer, delegate or grant a security interest in all or any of your rights, benefits and obligations under this Agreement, as security or otherwise without our consent as specified in Section 9.2, (3) you assign (other than as collateral security for financing the Facility) your leasehold interest in (if any), lease or sublease all or any part of the Facility to any third party, (4) you engage in the sale, conveyance, transfer, or donation of your right, title and interest in and to the Facility, (5) your lender or ecured party forecloses on or takes possession of your


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



interest in the Facility, directly or indirectly, or (6) a receiver or trustee is appointed for the Facility or your assets, including the Facility. A Transfer does not occur when you pledge or encumber the Facility to finance its acquisition or improvement, you refinance it, or you engage in a Permitted Transferee transaction.

"You" and "Your" means and refers to the party named as franchisee identified in the first paragraph of this Agreement and its Permitted Transferees.

"We", "Our" and "Us" means and refers to Villager Franchise Systems, Inc., a Delaware corporation, its successors and assigns.

                                   SCHEDULE A
                         (Legal Description of Facility)

                                   SCHEDULE B

PART 1:       YOUR OWNERS:

   Name                           Ownership Percentage   Type of Equity Interest

Diversified Holdings 1, Inc.                74.6%                stock
San Pedro Securities, Ltd.                  12.7%                stock
The Smith Family Trust                      12.7%                stock

PART I:        THE FACILITY:
        Primary designation of Facility: Villager Lodge
        Number of approved guest rooms: 134
        Parking facilities (number of spaces, description): At least 134 Other amenities, services and facilities:

PART III:      DESCRIPTION  AND  SCHEDULE  OF  RENOVATIONS  TO BE  COMPLETED  AS
                          THE IMPROVEMENT OBLIGATION:


                          [Punch List to be attached.]

                                 VILLAGER LODGE
                        VILLAGER FRANCHISE SYSTEMS, INC.
                                   SCHEDULE C

        The System Assessment Fee is a recurring, non-refundable payment. All or any part of Fund proceeds received during an accounting period need not be disbursed within that accounting period.
he Marketing Fee is 1% of Gross Room Revenues.

        The Reservation Fee is 1% of Gross Room Revenues.

        Notwithstanding the above, after 60 days written notice, either the Marketing Fee or the Reservation Fee may be changed, in our sole discretion, on a Chain-wide basis to cover costs (including reasonable direct or indirect overhead costs) related to such services and. programs or the cost of additional services or programs.

        If you elect to participate in optional Internet reservation programs, you will be charged a fee per net reservation originated through the Internet that we may charge in our discretion. Internet-originated reservations carry fees of either (i) $2.50 per gross reservation booked through the Chain's web site or other Internet sources, or (ii) $7.00 per gross reservation booked over the TravelWeb.com Internet booking web site. If a reservation booked on the Chain web site or other Internet source, or TravelWeb.com, is canceled by the guest using the same source or web site as was used to make the reservation, you will not be charged the applicable fee. You may discontinue the Facility's TravelWeb.com listing only by giving us written notice. You must pay the TravelWeb.com fee on all reservations booked through that web site until TravelWeb.com makes the delisting request effective. We may charge additional fees for creating or modifying the Facility's Website, Webpage or performing other services.

        If the number of guest complaints per 1,000 occupied room nights about you or the Facility in a calendar year exceed the "Annual Facility Allotment" we establish with the approval of the Villager Franchise Advisory Board, you will be charged a "First Assessment" of $10.00 for each additional complaint received during that year. You will be contacted when the complaint is received and you will be responsible to resolve the complaint to the satisfaction of the guest. If you do not respond to any complaint for which you have received a First Assessment within 14 business days after referral to you and the guest contacts us again to seek a response, you will be charged a "Second Assessment" of $25.00, plus the costs we incur to settle the matter with the guest. If you respond in a timely manner but the guest remains unsatisfied, you will be charged the costs we incur to settle the matter with the guest. You will be informed of your Annual Facility Allotment when it is established. The amounts of the First and Second Assessments may be changed on a Chain-wide basis at any time upon 60 days advance notice, with the approval of the Villager Franchise Advisory Board.


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General Lafayette Inn
Baton, Rouge, Louisiana

                  FRANCHISER: VILLAGER FRANCHISE SYSTEMS, INC.
                                   "EXHIBIT A"
                            PUNCHLIST FOR CONVERSION
                                  JUNE 10, 1999

                        (Final revision on July 13, 1999)

--------------------------------------------------------------------------------



FACILITY                             TIER                        GUEST ROOMS
--------                             ----                        -----------
General Lafayette Inn                Lodge                       134 Actual
427 Lafayette Street                                             32 Closed
Baton Rouge, Louisiana 70802

OWNER/APPLICANT                                                  SALESPERSON
---------------                                                  -----------
Delmar Janovec                                                   James Cua
(800) 575-8073                                                   (404) 240-0518

O.A. REPRESENTATIVE

Sara Jabs

                           PROPERTY CONDITION SUMMARY
                           --------------------------

This 33-year-old property consists of three 4-story, double loaded buildings. All the buildings are inter-connected by walkways and form an L-shape. Two buildings are exterior corridor; the remaining building is interior corridor. All the buildings are concrete block construction with stone facades and flat rooflines. The first floor is parking and floors 2 - 4 are guestrooms. The lobby is located on the ground floor in the center of the 'V'. Extensive renovations will be required in the guestrooms. Public areas, building exteriors and landscaping will require upgrading to enhance curb appeal. All but 33 guestroom bath areas have shower units only,

There is the Culinary Arts Institute of Louisiana located on the first floor of one of the buildings. The institute operates the restaurant on the property. The facility is only open in the evenings,

                                    EXISTING
                                    --------

Lobby Dimensions:                     300 SF
Guest Room Dimensions:      264 SF - 101 Rms.
                            288 SF - 33 Rms.

COMPLETION' TIME

All items listed in this punchlist must be completed before opening as a Villager Lodge. 3 ATTACHMENTS (will follow under a separate cover)

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1.    Operational Requirements
2.    Quick Reference for Punchlist Requirements
3.    Kitchenette Unit

PROPERTY SIGNAGE

Provide Villager Lodge exterior signage per Company specifications. Signage must be purchased from a vendor approved in advance by the Franchisor, and may not be installed without prior written approval from the Property Opening Department. Your License Agreement controls your use of signage and timing of installation. All existing signage (building, high-rise, channel letters, billboards, etc.) must be removed. Modification of the existing signage or face replacement must be approved by the Design and Development Department.

PROPERTY EXTERIOR

1. Upon ncxt painting, ensure exterior areas comply with Company specifications. The color scheme is blue doors and white trim.

2. Provide oversized multiple exterior trash receptacles within -10 days of entering the system.


3. Resurface badly cracked and damaged areas of parking lot. Re-seal and stripe. To be completed by June 1, 2000.

4. Upgrade property landscaping by installing landscaping beds throughout the property. Plant shrubs, seasonal flowers and ground cover throughout the property. Emphasis should concentrate around property entrance, lobby and pool area. Consulting with a local landscaping company is highly recommended to maximize usage of existing flowerbeds.

5. Upgrade swimming pool to include to following: To be completed by June 1, 2000.

          a. Repair area decking. Pool deck is to be concrete or other non-slip approved surface.

          b. Replace furniture. Recommend 3 umbrella tables with 4 armchairs each and 8 chaise lounge chairs.

          c. Replace fence. New pool fence must be a minimum height of 4'. Gates are to be self-closing and latching. The installation of chain link is acceptable.

          d. Villager Lodge does not require a pool Completely eliminating (fence, deck, coping, pool) and landscaping are is acceptable.



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PUBLIC AREAS

     1. Villager Lodge interior lobby sign mus be ordered and installed within 30 day of entering the system.

     2. Villager Lodge requires either vinyl wall covering, an approved textured finish or a good quality, durable paint.

     3.   The  owner  is  responsible  to  provide   facilities  to  assist  the
          handicapped i accordance with Local, State, and Federal codes, regulations and ordinances.

     4. Provide/lease guest laundry equipment to include: 3 washers and 3 dryers.

     5. Replace ice machines. A minimum of on sanitary dispensing ice and soda machine for every 60 guestrooms is required. Recommended placement is on per building.

     6. Provide a vending area to include: a soda machine and a snack machine. An enclosed area is strongly recommended. To be completed within 90 days of entering the system.

PROJECT POWER UP REQUIREMENTS

1. The installation of a Project Power Up Property
Management System (PMS) or an
approved variation, is required. The General
Requirements are as follows:

     a.   Remove any existing room rack, room tree or posting machine.

     b. Front desk should be renovated to allo for the keyboard, monitor and printer to be in comfortable working positions for the employees. System units for each workstation must also have a well-ventilated space to reside in close proximity to the Monitor and Keyboard, with the exception of Wyse terminals on the HSS PMS.

     c. Dot matrix printers will require a paper hole for the bottom feed of forms.

     d. A file or "bucket" will be needed for registration cards. In addition, an alphabetical file or "bucket" for pre- printed registration cards arriving will be needed. A secondary file or "bucke in room number order is needed for check in registration cards and an vouchers.

     e. A space for the file server must be made in the front desk area. This space must allow for sufficient airflow. If the file server will not be located at the front desk, the area in which it will be located must be accessed 24 hours a day including the ability for the nigh auditor to utilize it.

     f. Space must be located near the file server for any interface equipment tha will be needed, i.e.: call accounting and Point of Sale (POS) terminals. When considering the placement of this equipment remember that it will

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Baton, Rouge, Louisiana

          need electrical outlets and that the interface vendor will need to run cabl from the interface equipment to the Property Management System
          (PMS).

     g. The areas designated for all PMS equipment must be well ventilated with a temperature of approximately 72 degrees. Equipment must not be placed in the direct vicinity of air conditioning or heating ducts/vents. Equipment must not be placed in closed cabinets.

2. Hardware power requirements are as follows:

     a. Proper electrical connections must be in place or the Property Management System will not be installed. Each power outlet should contain no more than four power receptacles. The powe outlets must meet the following specifications: 115 volts, 60 H, 3 prong, dedicated power circuit, protected by a dedicated 20-amp circuit breaker. Any device other than the designated computer equipment will not be connected to the same circuit. The use of power strips for any of the equipment will not be supported. Appropriate surge protectors are required for all equipment. A certified electrician with good knowledge of the power supplies that the PMS will be utilizing should be contacted to complete the installation of all power requirements. The placement of any other electrical devices such as a credit card imprinter should be at least 3 feet away from the terminals/workstations.

     b. One Uninterrupted Power Supply (UPS) unit will be supplied with the Power Up Package. The UPS must be placed at least three feet from the file server.

     c. The file server and its monitor will plug into the UPS using 2 of its power outlets. d. Each workstation will require 1 power outlet. e. Each modem will require 1 power outlet f. The UPS will require 1 Dedicated power outlet on its own dedicated circuit breaker.

3. Telephone line requirements are as follows:

     a. Two dedicated telephone lines with their own numbers are required. Three are recommended for the MSI Property Management System. No other modems, fax machines, etc. are to be connected to these phone lines. For the third phone line, used for Interne access, we will allow a line to run through your phone switch.

     b. Two modems will be supplied with the Project Power Up Package. These modems will utilize the two dedicated phone lines.

4. Interface vendors must be contacted in advance to insure that they will meet the Power Up requirements. The franchisee is responsible for arranging any required interface upgrades that may be necessary for th testing of these upgrades. With the exception of Credit Cards, we strongly recommen that Interface Vendors be on site for the installation of the interface. Require cable connections must be obtained from your vendor.

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General Lafayette Inn
Baton, Rouge, Louisiana



5.   Cable run  requirements  are as follows:

     a. All holes drilled at the front desk must be a minimum of 1 1/2 inch in diameter for pulling of power cords an cables with connectors.

     b. If any cable run will be more than 10 feet the Power Up Pre-Implementation Help Desk must be contacted.

     c.   All cable must be from a Company approved vendor.

6. All questions regarding selection of one of the approved systems are to be handled by Kim Anglin. She may be reached at 602-389- 3903 or by email at Kim.Anglin@Cendant.com.


GUESTROOMS/BATH (Rooms Inspected)

1. The property has 32 rooms that closed and in an unrentable condition. These rooms are located in the Lafayette Street building. If these rooms are to remain unrentable, linens and all furnishings must be removed from these rooms. If at any time these rooms are brought back on line, Villager Lodge standards must be met. The Quality Assurance Department must inspect and approve vacant the closed rooms prior to reentering the system. These rooms are not to appear vacant from the property exterior. Good quality drapes must be in position and closed at all times.

2. Upgrade entrance doors to include to following: a. Install a hotel function cylindrical knob lock and 1" throw separate keyed deadbolt (keyed for emergency access only) per Company standards. Ensure locks meet state and local codes.

     b.   Install a one-way viewer.

     c.   Provides secondary locks (u-bar or chain).

3. Provide a one way, doorknob latchset and a separate, non-keyed, 1" deadbolt lock on all connecting room doors. Operating knobs must be located on room side only with flush plates between doors.

4. Company requires hardwired smoke detectors. However, recommend the installation of hardwired smoke detectors with backup system. This system may be battery within the unit or a generator syste that is capable of restoring electrical service in case of an outage.

5. Each guestroom is required to have a free standing kitchenette unit that meets the Villager Lodge Standards. This is a Villager Lodge Signature item. This unit must include a microwave, refrigerator, and a work top or storage area. Several options are available through Cendant Supplier Services (800) 225-5411. 40% to be completed prior to entering the system and the remaining 60% within 12 months.


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6.   Many of the guestrooms  are in various  stages of renovation.  All Villager
     Lodge standards must be met. In addition, ensure renovated guestrooms provide the following:

     a. Paint rooms where worn or discolored t include ceilings, walls, doors (bath, entrance, and connecting) and trim work.

     b. Apply an approved finish over concrete block walls. Remove vinyl wall-covering from bath areas. Villager Lodge requires either vinyl wall-covering, an approved textured finish or a good quality, durable paint. To be completed by January 1, 2001.

     c. Replace artwork, one piece per headboard, 20" x 24" minimum is required.

     d. Replace carper where worn, stained, matted. Villager Lodge requires cut pile carpet with padding. Carpet must also be wall to wall.

     e. Replace furniture package. A minimum of one credenza/armoire, a framed wall mirror, one headboard per bed, an one free standing night stand per room is required. A writing surface i required to consist of either a desk or an activity table. Two comfortable fabric upholstered chairs per room are required.

     f. Replace lamp package. Provide 2 lamps per headboard wall, a credenza lamp and a lamp at leisure area. All wall-mounted lamps must have wire covers or molding, loose cords are not acceptable. Lamp package must be neutral and contemporary (i.e. brass). The use of red or other colors of anodized metal is not acceptable.

     g. Replace/provide televisions. Minimum 20" remote control type is required. Recommend 25" set.

     h. Replace bedspread and drapery package. New draperies must have blackout capabilities, be pleated to double fullness, provide for overlapping of panels, and must be baton or mechanically operated. Each bed must have a quilted bedspread of an appropriate size for the bed.

     i. A minimum of 10% of guestrooms must be prepared and designated as non-smoking rooms.

7. Renovate bath area to include the following:

     a. Replace wall-mounted sinks with vanity/sink units. New units must be of a light neutral color, high-pressure laminate or other similar finish. Add sinks where necessary.

     b. Purchase a complete inventory of terry stock to comply with company specifications.

     c.   Provide a Ground Fault Duplex outlet (GFI) in each vanity area.

     d. Replace/refinish tub and sink chrome plumbing fixtures (drain covers, handles, showerheads, spouts, etc.) where tarnished.

     e. Replace flooring where worn, discolore Company requires .085 gauge sheet vinyl or minimum of 2" single color ceramic tile (recommend 6" - 8" tile).

     f. Professionally clean shower units, tub and ceramic surrounds to eliminate discoloration. Regrout and recaulk where needed.

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Baton, Rouge, Louisiana

     g.   Replace ceiling and tile as needed.

     h. Remove "Sleepy Bear" shower doors. Replace with a safety glass design or shower rod/curtain design.

8. Provide Cable TV to include ESPN, CNN and one premium movie channel within 90 days of entering the system.

9. Logo supplies must be available at the entry inspection by may not be placed in the guestrooms until official opening.

10. Company requires that all properties maintain housekeeping at the highest levels. We strongly recommend that the property implement housekeeping training programs to ensure customer satisfaction.

11. The operational requirements listed on Attachment 1, pag 1 and 2 must be completed prior to entering the System. If these items are not completed, it will cause a significant point loss on the Quality Assurance Inspection.

--------------------------------------------------------------------------------


HANDWRITTEN OR UNAUTHORIZED REVISIONS TO THIS PUNCHLIST ARE NOT VALID AND DO NOT BIND THE FRANCHISER. ANY AND ALL REVISIONS TO THIS PUNCHLIST MUST BE MADE AND APPROVED BY THE FRANCHISER'S QUALITY ASSURANCE DEPARTMENT.

--------------------------------------------------------------------------------


This Punchlist identifies items that require action due to meet the Franchiser's standards. The Franchiser does not warrant that completion of the items on this Punchlist will cause the converting facility to be in compliance with any applicable federal, state, local codes, ordinances or regulations. You (and your architect, contractor and engineer, if applicable) are solely responsible for conforming the Facility to the requirements of federal, state and local codes, ordinances and regulations that may apply to your site.

This Punchlist has been prepared on the basis of a random sample inspection of the Facility on the date specified. The owner is responsible for meeting all Franchiser Standards. All repairs, replacements and improvements must cause the item to meet or exceed the Franchisers standards published in the Standards of Operation and Design Manual.

This Punchlist will be subject to revision at the discretion of the Franchiser if the condition of the facility changes materially or the License (Franchise) Agreement to which this is attached is executed more than 90 days after the date of the Punchlist. Note, that ordinary wear and tear, particularly during busy seasons, may result in the need for additional work to meet entry standards of the System within 180 days after the punchlist date or as otherwise specified by the license (franchise) agreement.

This is not a License (Franchise) Agreement, the Company is bound by this punchlist unless and until the Company signs the License (Franchise) Agreement for the inspected facility.

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NOTE: Any item on this  Punchlist that is not required to be completed  prior to opening as a Villager Lodge will continue to be evaluated for appearance and condition during all Quality Assurance inspections conducted before the date when completion is required.

This punchlist was finally revised on July 13, 1999; all previous copies are invalid.

1. FINAL revision on 7/13/99 by:

Signed: /s/ Delmar Janovec              Date: July 14, 1999
       --------------------                    -------------
Print Name: Delmar Janovec

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